Exhibit 99.1

Pluri CEO Issues Letter to Shareholders Summarizing the Strategy Change and Progress in 2022 and

Announcing Food Tech Joint Venture Proof of Concept

●	Milestones over the last year include launch of new Company strategy, joint venture with Tnuva Group in the field of cultivated meat and additional biologics technology partnership;

●	Joint venture with Tnuva reaches proof of concept and continues working toward product launch;

●	Pluri is actively exploring new partnerships and poised to capitalize on further collaborations in the year ahead.

HAIFA, Israel, December 22, 2022 – Pluri Inc. (Nasdaq: PLUR) (TASE: PLUR) (“Pluri” or the “Company”) (formerly known as Pluristem Therapeutics, Inc.), a leading biotechnology Company, today issued the following update to shareholders from CEO and President Yaky Yanay and announced that as planned the Company’s joint venture with Tnuva Group has successfully achieved proof of concept in its development of cultivated meat based on Pluri’s proprietary 3D cell-based technology platform.

Dear fellow shareholders,

As we look toward a promising year ahead, I am proud to reflect on all that Pluri has achieved throughout 2022. This year, we launched a new Company strategy leveraging on our 3D cell-based technology platform to improve human wellbeing, increase sustainability, and advance solutions to humanity’s greatest challenges. We are working to deploy Pluri’s assets across the field of life sciences, from health to biologics to food tech, as we aim to capitalize on our substantial technological advantage in new and innovative ways.

We marked this evolution of our Company by adopting a new name, Pluri, representative of the many ways that our cell-based solutions can tackle some of our planet’s greatest challenges. One of the corner stones of our strategy is building long term strategic alliances and partnerships with companies that have market access, a similar innovation approach and are committed to pioneering a biotech revolution together with us; in 2022 we have already forged two collaborations to that end. At the same time, we have strengthened our financial position by creating an efficiency plan, cost cutting and ramping toward revenue generation based on our cell-based technology platform. We believe that the combination of these actions will shorten Pluri’s path to commercialization while driving long-term value for shareholders in the coming months.

Joint venture with Tnuva Group reaches milestone in cultivated meat development

Earlier this year, we formed a joint venture with Tnuva Group, Israel’s largest food producer, to develop cultivated meat products. We heralded this major collaboration in March by ringing the closing bell at the Nasdaq MarketSite in Times Square alongside our Tnuva partners.

Today, I am proud to report that our joint venture has successfully completed proof of concept in its development of cultivated meat based on our cell-based technology platform. While we were setting an aggressive development plan for the R&D teams it was important for me to see that we were able to meet each and every milestone we set, which indeed happened - and most of the time ahead of schedule. We look forward to sharing additional details in the months ahead as we provide more details about our amazing activity in the cultivated meat industry.

I must say this process gave me a lot of confidence in our ability to expand to more industries that could benefit from our cell-based technology platform. We believe Pluri’s patented and validated cell expansion technology and state-of-the-art manufacturing facilities are the keys to unlocking cost-effective production of cell-based food products at mass scale. With these proven assets, we believe Pluri is strategically positioned to become a global leader in this growing market, which is projected to reach $140 billion by 2030 1 for cultivated meat alone. Along with rapid market growth, cultivated food products have the potential to deliver significant benefits for people, animals and the environment.

[1]	“The future of food”, May 4, 2021, Barclays news

New partnerships and continued pharmaceutical pipeline progress

Pluri launched a second technology collaboration in September, this time with one of the leading European manufacturers of active pharmaceutical ingredients (APIs). The market for biologic medications (made from live organisms) is expected to nearly double by 2030 to an estimated $720 billion, and Pluri anticipates to continue to generate revenues from this collaboration in the coming months.

This partnership can leverage our platform to create unique biologic APIs used in the treatment of liver and gastroenterological diseases. These APIs are currently derived from animals that are sacrificed during the extraction process. We aim to replace that model with a more cost-effective and cruelty-free process that involves growing these specialty cells in our 3D cell expansion system.

Even as we broaden our horizons across the life sciences landscape, Pluri remains committed to advancing cell-based solutions for our most pressing health care needs. We are constantly innovating, expanding our patent portfolio and actively working on new potential collaborations within the world of medicine.

Earlier this year, we announced positive final results from a Phase I hematology study of the safety and potential efficacy of injecting Pluri’s PLX-R18 cells in patients recovering from hematopoietic cell transplantation (HCT). This study found lower mortality rates, an increase in all three blood cell types and a decrease in blood transfusion units for patients with incomplete hematopoietic recovery following HCT who were treated with PLX-R18.

In addition, Pluri and our partners in PROTO, an international collaboration led by Charité, Berlin Institute of Health Center for Regenerative Therapies, studying the treatment of mild-to-moderate knee osteoarthritis (OA) using Pluri’s PLX-PAD cells, were awarded a €7.5 million non-dilutive grant from the European Union’s Horizon Europe program.

Strengthened financial position and commitment to shareholder value

Pluri remains well positioned to capitalize on these achievements and expand on our progress in 2023, following actions earlier this year to reduce the Company’s cash burn by an estimated 30%. I am also pleased to highlight a new combined $8.4 million investment in Pluri, after a series of securities purchase agreements were executed last week.

I deeply believe in the promise of Pluri and the new path forward that we began forging this year. We believe our new strategy has yielded significant achievements in recent months that set us up for further success in 2023. With that in mind, I decided to forego $375,000 of my cash salary over the next 12 months and instead receive equity grants. This decision reflects my firm commitment, along with that of Pluri’s entire management team, to creating significant value for our shareholders in the year ahead. We are doubling down on our core strength ― our game-changing cell technology ― and I am more confident than ever in our ability to establish Pluri as a global leader in this field.

I wish you all happy and healthy holidays, and I look forward to continuing the execution of our new strategy together in 2023.

Best regards,

Yaky Yanay
Chief Executive Officer and President, Pluri Inc.

About Pluri Inc.

Pluri is pushing the boundaries of science and engineering to create cell-based products for commercial use and is pioneering a biotech revolution that promotes global wellbeing and sustainability. The Company’s technology platform, a patented and validated state-of-the-art 3D cell expansion system, advances novel cell-based solutions for a range of initiatives— from medicine and climate change to food scarcity, animal cruelty and beyond. Pluri’s method is uniquely accurate, scalable, cost-effective, and consistent from batch to batch. Pluri currently operates in the field of regenerative medicine, food-tech and biologics and aims to establish partnerships that leverage the Company’s 3D cell-based technology to additional industries that require effective, mass cell production. To learn more, visit us at www.pluri-biotech.com or follow us on LinkedIn and Twitter.

Safe Harbor Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. For example, Pluri is using forward-looking statements when it discusses Its expected product launch with Tnuva in 2023 and its expected timeline for providing an update on future progress, that it is actively seeking partnerships, its belief that it has shortened its path to commercialization while driving long-term value for shareholders, its belief that it is well position to become a global leader in the cultivated food product field, the benefits to be derived from its various products and technologies and its expectation to generate revenue from its collaborations. These forward-looking statements and their implications are based on the current expectations of the management of Pluri only and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements about Pluri: changes in technology and market requirements; Pluri may encounter delays or obstacles in launching and/or successfully completing its clinical trials, if necessary; its products may not be approved by regulatory agencies, its technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; it may be unable to retain or attract key employees whose knowledge is essential to the development of its products; unforeseen scientific difficulties may develop with its processes; its products may wind up being more expensive than it anticipates; results in the laboratory may not translate to equally good results in real clinical settings; its patents may not be sufficient; its products may harm recipients or consumers; changes in legislation with an adverse impact; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Pluri to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Pluri undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Pluri reference is made to Pluri’s reports filed from time to time with the Securities and Exchange Commission.

Media Contacts

Investors: investor.relations@pluri-biotech.com

Israel Media: Shachar Yental at shacharye@gitam.co.il

U.S. Media: Nathan Miller at nathan@miller-ink.com / Meira Feinman at meira@miller-ink.com

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